UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2009

Einstein Noah Restaurant Group, Inc.

(Exact name of registrant as specified in its charter)

001-33515

(Commission File Number)

Delaware	13-3690261
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

555 Zang Street, Suite 300, Lakewood, Colorado	80228
(Address of principal executive offices)	(Zip Code)

(303) 568-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	APPOINTMENT OF PRINCIPAL OFFICER

On April 8, 2009, Einstein Noah Restaurant Group, Inc. (the “Company”) announced the appointment of James P. O’Reilly to the position of Chief Concept Officer of Einstein Noah Restaurant Group, Inc. Mr. O’Reilly, age 42, will be responsible for all aspects of store branding and concept development, including merchandising, promotion, innovation, information technology, store development and real estate. He has been acting as a consultant to the Company since January 2009. He previously served as Senior Vice President, U.S Marketing for YUM! Brands, Inc. from June 2008 until January 2009, with responsibility for U.S.-wide marketing initiatives. From December 2006 until May 2008 he was Chief Marketing Officer, KFC U.S., a subsidiary of YUM! Brands, leading a 55-person team responsible for the development and execution of the U.S. brand and sales building plans. From December 2003 to November 2006 he served as Vice President National Marketing, KFC U.S., with responsibility for product innovation management and the national marketing plan. YUM! Brands, Inc. is not an affiliate of the Company.

The Company’s offer of employment provides that Mr. O’Reilly will receive an annual salary of $285,000, and will be eligible to earn an annual cash bonus of 75% of his salary based upon the achievement of certain annual EBITDA goals. Mr. O’Reilly also will be entitled to receive vacation, health and other benefits available to the Company’s employees generally. The Company agreed to provide Mr. O’Reilly with life and long term disability insurance. The Company also agreed to pay certain living expenses (up to $400 per week) and transportation expenses, including the use of an automobile, during a two-year transition period until Mr. O’Reilly moves to Colorado.

In connection with Mr. O’Reilly’s appointment, the Company’s Compensation Committee has agreed to grant to Mr. O’Reilly an option to purchase 50,000 shares of the Company’s common stock, with an exercise price equal to $6.21, the closing price of the Company’s common stock on the Nasdaq Global Market on April 8, 2009. The option will vest and become exercisable in three equal annual installments on the first, second and third anniversaries of the grant date provided that Mr. O’Reilly remains employed by the Company.

There are neither family relationships nor related party transactions involving Mr. O’Reilly and the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EINSTEIN NOAH RESTAURANT GROUP, INC.

Date: April 13, 2009	/s/ RICHARD P. DUTKIEWICZ
Richard P. Dutkiewicz
Chief Financial Officer